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Item 5.   OTHER EVENTS.

          The Board of Directors of the Company has appointed Matthew H. O'Toole, formerly Senior Vice President, Sales & Marketing, to the position of President, and Russell J. David, formerly Senior Vice President, Finance and Administration, to the position of Chief Operating Officer. Both officers will report directly to Gerald B. Wasserman, Chairman of the Board and to the Board of Directors. These appointments are effective February 16, 2001.

          On November 19, 1998 in connection with the Company's acquisition of Sports Holdings Corp., the Company and Sport Maska Inc. entered into a credit agreement with the Caisse de Depot et Placement du Quebec ("Caisse") to borrow a total of Canadian $135.8 million (the "Caisse Loan"). The Caisse Loan was for a period of two years, maturing November 19, 2000.

          The Caisse Loan was subsequently extended for a period of three months. Pursuant to this extension, the Caisse Loan was to mature on February 19, 2001. This renewed Caisse Loan bears interest equal to the Canadian Banker's Acceptance Rate plus 6%, subject to Caisse's right to collect certain additional fees during the extension period.

          On February 15, 2001 the Company and the Caisse agreed to terms and conditions for two amended and restated credit facilities to replace the Caisse Loan. Although the final documentation relating to these amended and restated credit facilities has not been completed, the board of directors of the Caisse has approved a summary of indicative terms and conditions, subject to the execution of definitive agreements. The first such amended and restated facility will be a senior secured term loan in the amount of Canadian $90 million, maturing on June 30, 2004, with a Canadian $5 million payment due on January 31, 2004. The balance will be due on maturity. The second such facility will be a secured term loan in the amount of Canadian $45.8 million, maturing on October 31, 2002. In addition, we have agreed to issue to Caisse warrants at nominal cost to acquire 7.5% of the Company's common share on a fully diluted basis. Pending the negotiation of final documentation relating to the foregoing amended and restated facilities, the Caisse Loan has been extended to March 15, 2001.

          Effective November 19, 1998, two of the Company's subsidiaries, Maska U.S., Inc. and SHC Hockey Inc. entered into a credit agreement with the lenders referred to therein and with General Electric Capital Corporation, as Agent and Lender (the "U.S. GECC Credit Agreement"). Simultaneously, two of the Company's Canadian Subsidiaries, Sport Maska Inc. and Tropsport Acquisitions Inc., entered into a credit agreement with the lenders referred to therein and General Electric Capital Canada Inc., as Agent and Lender (the "Canadian GECC Credit Agreement"; and together with the U.S. GECC Credit Agreement, the "GECC Credit Agreements"). The maximum amount of loans and letters of credit that were permitted to be outstanding under the GECC Credit Agreements were U.S. $70 million. The GECC Credit Agreements were for a term of two years with a possible extension of one year by the Company. On November 20, 2000, the GECC Credit Agreements were amended to expire on January 31, 2001.


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          On January 31, 2001, the GECC Credit Agreements were amended to expire on February 15, 2001. In addition, the maximum amount of loans and letters of credit that may be outstanding under the U.S. GECC Credit Agreement was reduced from U.S. $35 million to U.S. $25 million. As a result, the maximum amount of loans and letters of credit that may be outstanding under the GECC Credit Agreements has been reduced from U.S. $70 million to U.S. $60 million. As at February 15, 2001 the Company's indebtedness pursuant to the GECC Credit Agreements was less than U.S. $11 million.

          On February 15, 2001, the GECC Credit Agreements were extended and now expire on March 15, 2001. Concurrently with the preparation of final documentation relating to the new Caisse facilities the Company will conduct discussions with the lenders under the GECC Credit Agreements, regarding the extension of the GECC Agreements.


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                                   Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.



                                      THE HOCKEY COMPANY

                                 By:  /s/ Russell J. David
                                      -------------------------------
                                      Name:  Russell J. David
                                      Title: Chief Operating Officer



February 16, 2001